Exhibit 10.2
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Agreement”) is made this 31st day of March 2005 by and between Michael Shillan/Shillan Co., LLC (“Consultant”) and Las Vegas Gaming, Inc. (“Company”). This Agreement supersedes all previous arrangements between the parties.
RECITALS
A.	The Company is engaged in the business of providing products and services for the gaming industry.
B.	The Company desires to have certain consulting services provided to the Company.
C.	Consultant is willing to provide such services in consideration of the consulting fees in this Agreement.
AGREEMENT
It is agreed to as follows:
1.	Engagement. The Company hereby retains Consultant on a non-exclusive basis, and Consultant hereby accepts such position on a non-exclusive basis, upon the terms and conditions hereinafter set forth.
2.	Duties: Consultant Representation.
2.1	General. During the term of this Agreement, Consultant will provide the Company with such consulting services as is reasonably requested by the Company in connection with matters set forth herein. In performance of these duties, Consultant shall provide the Company with the benefits of Consultant’s best judgement and efforts. Consultant represents and covenants to the Company that Consultant has not entered into any other agreement that would prohibit it from providing consulting services to the Company.

2.2	Specific Duties. Without limiting the general provisions of section 2.1, Consultant agrees that it will provide the following specified consulting services during the term of this Agreement as requested by the Company:
(a)	Assist the Company in raising money and trading its common stock on a nationally recognized exchange.

(b)	Assist the Company in all merger and acquisition opportunities.

(c)	Arrange for bridge financing as necessary.

(d)	Use his contacts in the gaming industry to promote the Company’s products.
2.3	No Agency. Consultant’s sole and only role is to provide the services set forth in this section 2. Consultant acknowledges that it is not an agent or representative of the Company and has no authority to speak on its behalf.

2.4	No Conflicts. During the term of this Agreement, Consultant shall not provide services to, or engage in, directly or indirectly, any business competitive with that of the Company without the prior written consent of Company which may be withheld by the Company in its reasonable discretion.
3.	Term. The term of this Agreement shall be for six months, and shall commence on April 1, 2006, and become legally binding upon the receipt of an executed copy of this engagement letter. In the event the Company chooses to terminate this Agreement for any reason the Company shall be required to give Consultant 30-days written notice prior to such termination, and shall nonetheless be obligated to pay Consultant for any compensation under Section 4 that is accrued and unpaid as of the effective date of termination.

4.	Amount and Payment of Consultant’s Fee. In consideration of Consultant’s services set forth in Section 2, the Company agrees to pay Consultant the following compensation, provided he aided significantly in the process:
(a)	Consulting Fee:
(1)	In the event of an IPO, PIPE, secondary offering or similar cash raising event (“Financing”), Consultant will receive a cash fee equal to 10% of the gross amount raised in the transaction, reduced by any other underwriting fees and non-accountable expenses paid to broker-dealers and/or underwriters in order to raise the money. In addition, a contingent success fee at each closing of the sale of any securities by the Company in connection with the Offering of such number of cashless (exercisable for five (5) years) warrants to purchase shares of Company common stock with an aggregate amount equal to 6% of gross proceeds received by Client from the sale of its securities to investors or through NASD member broker-dealers directly or indirectly resulting from the introductions made by Finder, at the implied value of a share of common stock in the Financing and, at an exercise price per share of common stock equal to 110% of the implied value of a share of common stock in the Financing.

(2)	In the event of a merger or acquisition of the entire Company, Consultant will receive consideration equal to 2% of the value of the transaction, payable to consultant in the same manner of payment (cash, equity securities, etc.) as received by the Company. For example if the Company is sold to a third party for $5 million in cash and securities, Consultant would receive $100,000 in cash and securities in the same proportion as the $5 million was paid.

(3)	In the event bridge financing is taken down by the Company, Consultant will receive 6% of the value of the bridge. This fee may be paid in cash or securities or some combination of both as mutually agreed by the parties. As it pertains to the $2 million financing contemplated between the Company and Centre Court Asset Management, the Company and Consultant have agreed to the following compensation: $70,000 in cash and 50,000 shares of the Company’s common stock.
(b)	Expense Reimbursements. Consultant shall be reimbursed for reasonable and actual out-of-pocket expenses incurred by Consultant in performance of Consultant’s duties and responsibilities hereunder; provided, however, Consultant shall not incur, and the Company shall not be obligated to reimburse Consultant for, expenses that are incurred without the prior written authorization of the Company. Consultant shall furnish proper vouchers and expense reports and shall be reimbursed only for those expenses, which shall be reimbursable.
5.	Independent Contractor. In its performance hereunder, Consultant and its agents shall be an independent contractor. Consultant shall complete the services required hereunder according to its own means and methods of work, which shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of the Company, except as to the results of the work. Payments to Consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

6.	Notices. All notices or other communications in connection with this Agreement shall be in writing and shall be deemed properly delivered when (I) delivered personally, or (ii) mailed by Federal Express or other recognized next business day courier, to the parties at the following addresses or to such other person and/or address designated in writing by one party to the other:

Company:	LAS VEGAS GAMING, INC.
4000 Wes Ali Baba Lane, Suite D
Las Vegas, NV 89118
Mr. Russ Roth

Consultant:	Michael Shillan/Shillan Co., LLC
2336 Villandry Court
Henderson, NV 89074
Any such notice shall be effective upon receipt or upon last attempted delivery, if the same is returned as being undeliverable.
7.	Entire Agreement and Waiver. This Agreement contains the entire agreement between the parties hereto with respect to the consulting services to be rendered to the Company by Consultant, and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties relating to the subject matter hereof. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.
8.	Enforcement; Severability. If in any proceeding, a court shall refuse to enforce any provision of this Agreement, whether because the restrictions contained herein are more extensive than is necessary to protect the business of the Company or for any other reason, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings. The validity and enforceability of the remaining provisions or portions of this Agreement shall not be affected thereby and shall remain valid and enforceable to the fullest extent permitted under applicable laws.

9.	Arbitration and Fees. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, may be resolved by mutual agreement; or if not, shall be settled in accordance with the arbitration rules of the American Arbitration Association in San Francisco, California. Any decision issued therefrom shall be binding upon the parties and shall be enforceable as a judgement in any court of competent jurisdiction. The prevailing party in such arbitration or other proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys’ fees in such arbitration or other proceeding which may be determined by the arbitrator or other officer in such proceeding. If collection is required for any payment not made when due, the creditor shall collect statutory interest and the cost of collection, including attorneys’ fees whether or not court action is required for enforcement.
10.	Compliance Committee. Consultant acknowledges that Company holds privileged gaming licenses. As a result, this Agreement is subject to the approval of Company’s compliance committee prior to and during the term of this Agreement. In the event that the Company’s compliance committee determines, in its absolute discretion, that a continued association with the Consultant or its agents could be detrimental to a gaming license the Company holds, the committee may terminate this Agreement immediately upon notice to the other party, without any liability whatsoever, except as to amounts previously accrued and owing.
11.	Amendments. No supplement, modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless executed in writing by the parties hereto.
12.	Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with and subject to the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties have executed the Agreement, the date first above written.

“Company” “Las Vegas Gaming, Inc.”

By: /s/ Russell R. Roth
Russell R. Roth

“Consultant”

By: /s/